Contact:
Jon Mills
Director, External Communications
317-658-4540
Jon.mills@cummins.com

March 4, 2015

For Immediate Release

Cummins Announces Two New Nominees for its Board of Directors

Columbus, Indiana – Cummins Inc. (NYSE: CMI) announced today two new independent nominees for its Board of Directors – Thomas J. Lynch, Chairman and Chief Executive Officer, TE Connectivity, and Bruno Di Leo, Senior Vice President, Sales & Distribution, IBM Corporation. The two nominees will stand for election at Cummins’ 2015 Annual Meeting of Shareholders on May 12, along with Cummins’ returning eight Board members.

Cummins’ Chairman and CEO Tom Linebarger expressed his support for the two new candidates saying, “Mr. Lynch and Mr. Di Leo are both highly qualified and accomplished individuals, who will add tremendous value to our Board of Directors. The addition of Mr. Lynch, a CEO of a publicly-traded company in the technology sector, and Mr. Di Leo, a leader with significant international and emerging markets experience, will strengthen our Board by expanding the diversity and skills of our leadership.”

Lynch is Chairman and CEO of TE Connectivity. He is credited with transforming the Company as it transitioned from the former electronics segment of Tyco International to a separate and independent public company.

TE Connectivity (NYSE:TEL) is a $14 billion technology company and a world leader in connectivity and sensor solutions.

Di Leo is a native of Peru who has more than 35 years of business leadership experience in multinational environments. During his 40-year career at IBM, Di Leo has worked in a number of executive positions with a focus on growing business in emerging markets. In his current role, he is accountable for revenue, profit and client satisfaction in Japan, Asia Pacific, Latin America, Greater China Group, and the Middle East and Africa.

If elected, Lynch and Di Leo would become Cummins’ ninth and 10th Board members. All Cummins directors are elected annually.

About Cummins Inc.

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 54,600 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and approximately 7,200 dealer locations. Cummins earned $1.65 billion on sales of $19.2 billion in 2014. Press releases can be found on the Web at www.cummins.com or www.cumminsengines.com. Follow Cummins on Twitter at www.twittter.com/cummins and on YouTube at www.youtube.com/cummininc.

Additional Information and Where to Find It

Cummins Inc. intends to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with the election of certain nominees as directors and certain other matters to be considered by the shareholders of Cummins Inc. at its 2015 Annual Meeting. When completed, the definitive proxy statement will be sent or made available to the shareholders of Cummins Inc. of record on March 10, 2015 and will contain important information about the proposed nominees for election as directors and the other matters to be considered at the 2015 Annual Meeting. BEFORE MAKING ANY VOTING DECISION, CUMMINS INC.’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED NOMINEES FOR ELECTION AS DIRECTORS AND CERTAIN OTHER MATTERS TO BE CONSIDERED AT THE 2015 ANNUAL MEETING. This Current Report on Form 8-K and press release do not constitute a solicitation of any vote or approval.

Investors will be able to obtain these documents free of charge at the SEC web site (www.sec.gov). In addition, documents filed with the SEC by Cummins Inc. will be available free of charge from Cummins Inc., by contacting Cummins Inc.’s Corporate Secretary at Cummins Inc., Mail Code 60903, 500 Jackson Street, Columbus, Indiana 47201.

Participants in the Solicitation

The directors, nominees for election as director, executive officers and certain other members of management and employees Cummins Inc. may be deemed “participants” in the solicitation of proxies from shareholders of Cummins Inc. in connection with the matters to be considered at the 2015 Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of Cummins Inc. in connection with such matters will be set forth in the definitive proxy statement to be filed with the SEC. In addition, you can find information about Cummins Inc.’s executive officers and directors in its Annual Report on Form 10-K for the year ended December 31, 2014 and in its definitive proxy statement filed with the Securities and Exchange Commission on March 28, 2014.”